Exhibit 10.5

Contract No.:

COLLABORATION AGREEMENT

by and among

Boehringer Ingelheim International GmbH,

Evotec OAIAG

and

Evotec Neurosciences GmbH

TABLE OF CONTENTS

1.	INTERPRETATION		2

	1.01.	TERMS DEFINED	2
	1.02.	HEADINGS	9
	1.03.	SINGULAR AND PLURAL	9
	1.04.	REFERENCE TO AGREEMENTS	9
	1.05.	EJUSDEM GENERIS RULE	9
	1.06.	STATUTORY PROVISIONS	9

2.	SCOPE OF AGREEMENT		10

	2.01.	PURPOSE	10
	2.02.	SCOPE OF THE RESEARCH PROGRAMME	10
	2.03.	DELEGATION OF RIGHTS AND OBLIGATIONS	10
	2.04.	COLLABORATION ON AN EXCLUSIVE BASIS	10

3.	COMMITTEES		11

	3.01.	ESTABLISHMENT	1l
	3.02.	JOINT RESEARCH TEAM	11
	3.03.	RESEARCH STEERING COMMITTEE	11
	3.04.	EXECUTIVE COMMITTEE	12
	3.05.	REPLACEMENT OF PERSONNEL	12
	3.06.	EXPENSES	12

4.	CONDUCT OF THE RESEARCH PROGRAMME		13

	4.01.	GENERAL OBLIGATION	13
	4.02.	EFFORTS EMPLOYED	13
	4.03.	FTE SUPPORT	13
	4.04.	FTE REPORTING	13
	4.05.	USE OF COMPOUNDS	14

5.	DEVELOPMENT OF COMPOUNDS AND PRODUCTS		14

	5.01.	RIGHTS OF BOEHRINGER	14
	5.02.	ABANDONMENT	14
	5.03.	DILIGENCE	15

6.	DEVELOPMENT BY EVOTEC AND OPTION OF BOEHRINGER		15

	6.01.	EVOTEC’S RIGHTS	15
	6.02.	EVOTEC’S RIGHTS TO PRE-DEVELOPMENT COMPOUNDS	15
	6.03.	OPTION RIGHT OF BOEHRINGER	16
	6.04.	EXERCISE OF OPTION	16
	6.05.	ABANDONMENT OF PRODUCTS	16

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7.	GRANT OF LICENSE		17

	7.01.	LICENSE TO EVOTEC BACKGROUND TECHNOLOGY	17
	7.02.	LICENSE TO PROJECT INVENTIONS NOT RELATING TO COMPOUNDS	17
	7.03.	License TO BOEHRINGER BACKGROUND TECHNOLOGY	17
	7.04.	LICENSE TO EVOTEC TO OTHER INTELLECTUAL PROPERTY RIGHTS	17

8.	PAYMENTS AND PAYMENT TERMS		17

	8.01.	PAYMENT FOR SERVICES	17
	8.02.	MILESTONE PAYMENTS	18
	8.03.	ROYALTY PAYMENTS	19
	8.04.	MULTIPLE ROYALTIES	20
	8.05.	VALUE ADDED TAX	20
	8.06.	REPORTS	20
	8.07.	METHOD AND MANNER OF ROYALTY PAYMENT	20
	8.08.	RECORDS	21
	8.09.	OVERDUE PAYMENTS	21
	8.10.	PAYMENT TERMS	21

9.	REPRESENTATIONS AND WARRANTIES		22

	9.01.	MUTUAL AUTHORITY	22
	9.02.	WARRANTIES OF EVOTEC	22
	9.03.	WARRANTY OF BOEHRINGER	22
	9.04.	NO IMPLIED WARRANTIES	23

10.	LIABILITY		23

	10.01.	INDEMNIFICATION BY EVOTEC	23
	10.02.	INDEMNIFICATION BY BOEHRINGER	23
	10.03.	CONDITIONS TO INDEMNIFICATION	24
	10.04.	OBLIGATION TO CO-OPERATE	24
	10.05.	OTHER INDEMNIFIED PERSONS	25
	10.06.	LIMITATION OF LIABILITY	25

11.	INTELLECTUAL PROPERTY RIGHTS		25

	11.01.	BACKGROUND TECHNOLOGY	25
	11.02.	OWNERSHIP OF BOEHRINGER COMPOUNDS AND OF DATA AND INFORMATION RELATING TO HITS, PRE-DEVELOPMENT COMPOUNDS AND BACK-UP PRE-DEVELOPMENT COMPOUNDS	25
	11.03.	OWNERSHIP OF SOLE PROJECT INVENTIONS	26
	11.04.	OWNERSHIP OF JOINT PROJECT INVENTIONS	26
	11.05.	RIGHTS TO EVOTEC COMPOUNDS AND HITS DURING THE RESEARCH TERM	26
	11.06.	RIGHTS TO EVOTEC COMPOUNDS AFTER THE RESEARCH TERM	27
	11.07.	PROSECUTION OF COMPOUND PATENT RIGHTS BY BOEHRINGER	28
	11.08.	INFRINGEMENT OF THIRD PARTY RIGHTS	28

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12.	CONFIDENTIALITY		29

	12.01.	NONDISCLOSURE OF CONFIDENTIAL INFORMATION	29
	12.02.	AUTHORISED DISCLOSURE	29
	12.03.	PUBLICITY	30
	12.04.	PUBLICATIONS	30

13.	TERM AND TERMINATION		30

	13.01.	TERM OF THIS AGREEMENT	30
	13.02.	TERMINATION	31
	13.03.	TERMINATION FOR CHANGE OF CONTROL	31
	13.04.	FURTHER TERMINATION RIGHT OF BOEHRINGER	32

14.	CONSEQUENCES OF TERMINATION		32

	14.01.	ACCRUED OBLIGATIONS	32
	14.02.	GENERAL EFFECTS OF TERMINATION	32
	14.03.	TERMINATION BY BOEHRINGER OF THIS AGREEMENT	33
	14.04.	TERMINATION OF BOEHRINGER OF THE RESEARCH TERM	33
	14.05.	TERMINATION BY EVOTEC	34
	14.06.	SURVIVAL CLAUSE	34

15.	NOTICES		34

	15.01.	ADDRESSES FOR DELIVERY	34
	15.02.	FORMALITIES	35

16.	MISCELLANEOUS		35

	16.01.	NON-ASSIGNMENT	35
	16.02.	ENTIRE AGREEMENT	35
	16.03.	FORCE MAJEURE	35
	16.04.	WAIVER	36
	16.05.	SEVERABILITY	36
	16.06.	GOVERNING LAW	36
	16.07.	INDEPENDENT CONTRACTOR	36

iii

Collaboration Agreement

(hereinafter the “Agreement”)

by and among

Boehringer Ingelheim International GmbH (VAT-ID No: DE 811138149) having offices at Binger Strasse 173, 55216 Ingelheim, Germany (hereinafter referred to as “BOEHRINGER”)

and

Evotec OAI AG, (VAT-ID-No. DE 162 401 472) and Evotec Neurosciences GmbH (VAT-ID-No. DE 812 839 610) each having offices at Schnackenburgallee 114, 22525 Hamburg, Germany (hereinafter referred to together as “EVOTEC”)

BOEHRINGER and EVOTEC may each be referred to as a “Party” or collectively as “Parties.”

WITNESSETH:

WHEREAS, EVOTEC has researched and developed EVOTEC Background Technology and offers commercial services to third parties with respect thereto without normally being active in the exploitation of results of such commercial services.

WHEREAS, BOEHRINGER has researched and developed BOEHRINGER Background Technology and is active in the field of drug discovery and exploitation of pharmaceutical formulations.

WHEREAS, BOEHRINGER and EVOTEC wish to collaborate on an exclusive basis in the Field for the screening and discovery of Compounds with the purpose of identifying Pre-Development Compounds.

WHEREAS, EVOTEC is further willing to grant certain rights to BOEHRINGER to facilitate the commercial exploitation of Pre-Development Compounds, and the development and commercialisation of Products, in consideration of payment by BOEHRINGER of certain fees and expenses and royalties to EVOTEC as set forth herein.

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

NOW, THEREFORE, the Parties agree as follows:

1.	INTERPRETATION

1.01.	Terms defined

For purposes of this Agreement, the following definitions shall be applicable:

1.01.1.	“Affiliate” shall mean any company, corporation or other business entity which directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, either BOEHRINGER or EVOTEC. For the purpose of this Section 1.01.1, “control” (including, with correlative meaning, the terms “controlled by” or “under common control with”) shall mean the direct or indirect beneficial ownership of at least fifty per cent (50%) of the voting share capital in such company, corporation or other business entity, or the power to direct or cause the direction of the management and policies of such company, corporation or other business entity;

1.01.2.	“Background Technology” shall mean all technical data or information, whether tangible or intangible, including without limitation Know-How and Patent Rights which are necessary to conduct the Research Programme, and which (i) a Party owns or Controls as of the Effective Date or (ii) a Party owns or Controls and which arise outside this Agreement at any time during the Research Term, excluding Project Inventions and Intellectual Property Rights related to Compounds as specified in Section 11;

1.01.3.	“Back-Up Pre-Development Compound” shall mean a Pre-Development Compound which (i) is of the same structural class as a prior existing Pre-Development Compound, (ii) is intended to replace such prior existing Pre-Development Compound in further development or be brought into development in addition thereto, and (iii) demonstrates a profile equivalent or superior to such prior existing Pre-Development Compound;

1.01.4.	“BOEHRINGER Background Technology” shall mean all Background Technology of BOEHRINGER relating to chemoinformatics tools, experimental structural research, genomics and proteomics, bioinformatics, molecular biology and in vivo pharmacology, in-vitro and in-vivo DMPK and toxicology and synthesis Know-How and technology, including without limitation any BOEHRINGER Library;

1.01.5.	“BOEHRINGER Compounds” shall mean (i) all Hits identified from any BOEHRINGER Library and (ii) all Synthesised Compounds made by BOEHRINGER under the Research Programme;

1.01.6.	“BOEHRINGER Library” shall mean any Library prepared by or on behalf of BOEHRINGER, excluding on behalf of BOEHRINGER by EVOTEC;

1.01.7.	“Business Day” shall mean a day other than a Saturday, Sunday, bank or other public holiday in any applicable jurisdiction;

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

1.01.8.	“Calendar Quarter” shall mean each of the three (3) month periods ending on each of March 31, June 30, September 30 and December 31;

1.01.9.	“CNS” shall mean the central nervous system;

1.01.10.	“Commercially Reasonable Efforts” shall mean the carrying out of obligations or tasks in a sustainable manner consistent with the efforts and resources commonly used by a company in the research-based industry with respect to a product or a research, development or marketing project of similar market potential, profit potential or strategic value;

1.01.11.	“Compounds” shall mean BOEHRINGER Compounds and EVOTEC Compounds;

1.01.12.	“Compound Patent Rights” shall mean Patent Rights relating to any Compound which result from patent applications (i) arising under the Research Programme or for a period of six (6) months thereafter, or (ii) filed in accordance with Section 11.05 or Section 11.06, in each case insofar as the same are necessary for the manufacture, use or sale of any Product;

1.01.13.	“Completion of Phase IIb” shall mean the point in time at which all clinical trial reports of a Phase IIb Trial, which has taken place after the Phase IIa Trials, are completed and finalised;

1.01.14.	“Confidential Information” shall mean, (i) the terms of this Agreement including all Schedules and (ii) with respect to any Party (“Disclosing Party”), any information relating to the Disclosing Party or the Disclosing Party’s business (including but not limited to Know-How, technical information, research, personnel, marketing, strategic or other information) or the Research Programme or other information which is disclosed in writing, visually, orally or in electronic medium to the other Party (“Receiving Party”), whether prior to or after the Effective Date, in the course of the Parties’ evaluation, negotiation of or performance under this Agreement, but shall not include information which:

(a)	the Receiving Party or an Affiliate owned or controlled prior to receipt from the Disclosing Party, or

(b)	is or becomes public through no fault of the Receiving Party or any Affiliate thereof, or

(c)	is hereafter developed by the Receiving Party or an Affiliate independent of any disclosure from the Disclosing Party as evidenced by competent written evidence, or

(d)	the Receiving Party or an Affiliate obtains from a Third Party not under a confidentiality obligation to the Disclosing Party;

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

1.01.15.	“Control” shall mean with respect to any Patent Right, Know-How or other Intellectual Property Right, that the Party controlling such right owns a transferable interest or has a license to practice such Patent Right, Know-How or right and has the ability to grant the other Party access, a license or a sublicense (as applicable) to practice such Patent Right, Know-How or right;

1.01.16.	“Drosophila Technology” shall mean the technology of EVOTEC relating to drosophila melanogaster as a model organism for the purpose of identifying novel Targets and mimicking disease conditions;

1.01.17.	“Effective Date” shall mean 23rd August, 2004;

1.01.18.	“EVOTEC Background Technology” shall mean all Background Technology owned or Controlled by EVOTEC relating to Drosophila Technology, genomics and proteomics, bioinformatics, molecular and cell biology, assay technology, screening technology and chemical technology including without limitation any EVOTEC Library;

1.01.19.	“EVOTEC Compounds” shall mean (i) all Hits identified from any EVOTEC Library and (ii) all Synthesised Compounds made by EVOTEC under the Research Programme;

1.01.20.	“EVOTEC Library” shall mean any Library prepared by or on behalf of EVOTEC, excluding on behalf of EVOTEC by BOEHRINGER;

1.01.21.	“Executive Committee” shall mean the executive committee established pursuant to Section 3.04;

1.01.22.	“Field” shall mean Targets for all human indications as selected pursuant to Section 3;

1.01.23.	“First Commercial Sale” shall mean the first at arm’s length commercial sale of a Product in any country of the Territory by BOEHRINGER or its Affiliate or Sub-Licensee to any Third Party after grant of all regulatory approvals necessary for the marketing thereof;

1.01.24.	“Full Time Equivalent” or “FTE” shall mean the equivalent of the scientific, research or development work of a total of one thousand six hundred (1,600) hours per calendar year;

1.01.25.	“G-protein coupled receptor” or “GPCR” shall mean a cell surface receptor protein which, based upon analyses, appears to have seven (7) transmembrane domains and a functional domain for interacting with G proteins;

1.01.26.	“Hit” shall mean any chemical entity contained within a Library which shows relevant affinity towards a selected Target and has been selected by the Joint Research Team for the specific Target;

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

1.01.27.	“Intellectual Property Rights” shall mean Patent Rights, utility models, designs and applications for any of the foregoing, design rights, copyright, Know-How, trade secrets, and confidential information and all other forms of intellectual property rights having equivalent or similar effect to any of the foregoing;

1.01.28.	“Joint Research Team” shall mean the joint research team established pursuant to Section 3.02;

1.01.29.	“Know How” shall mean unpatented technical and other information which is not known to the public, including without limitation, information comprising or relating to concepts, discoveries, data, designs, formulae, ideas, information relating to material, inventions, methods, models, assays, research plans, procedures, designs for experiments and tests and results of experimentation and testing including results of research or development together with processes including manufacturing processes, specifications, techniques, chemical, pharmacological, toxicological, clinical, analytical and quality control data, trial data, case report forms, data analyses, reports or summaries and information contained in submissions to and information from ethical committees and Regulatory Authorities including documents (which shall include paper, notebooks, books, files, ledgers, records, tapes, discs, diskettes, CD-ROM and any other media on which Know How can be permanently stored) containing Know How. The fact that an item is known to the public shall not be taken to exclude the possibility that a compilation including the item, and/or a development related to the item, is (or remains) not known to the public;

1.01.30.	“Lead Compound” shall mean a Compound which has fulfilled the criteria set forth in Schedule 1.01.30;

1.01.31.	“Lead Optimisation Programme” shall mean any research activities pursued after approval thereof pursuant to Section 3 with respect to Lead Compound(s) with the aim of identifying Pre-Development Compounds;

1.01.32.	“Library” shall mean any chemical entity library existing at the Effective Date or prepared by or on behalf of a Party, which is or is to be screened in the Research Programme;

1.01.33.	“Marketing Authorization” shall mean any granted application filed with any appropriate regulatory authority (including the FDA or the EMEA or equivalent national authorities) for approval necessary to use, market, sell and offer Products in any country in the Territory, however, not including any applicable pricing or reimbursement approval;

1.01.34.	“mGluR5” shall mean metabotropic glutamate receptor 5;

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

1.01.35.	“Net Sales” shall mean the actual gross amount invoiced by BOEHRINGER or its Affiliate or its Sublicensee(s) for sales or other commercial disposition of any Product to a Third Party customer (including Recognised Agents) in the Territory, less the following deductions with respect to such sales:

(a)	any rebates, quantity, trade and cash discounts, and other usual and customary discounts to customers;

(b)	compulsory payments and rebates, actually paid or deducted;

(c)	retroactive price reductions, credits or allowances actually granted upon rejections or returns of the Products, including for recalls or damaged goods;

(d)	deductions for actual bad debts to the extent relating to the Product;

(e)	freight, postage, shipping and insurance charges actually allowed or paid for delivery of Products, to the extent included in the gross sales price;

(f)	sales taxes, excise taxes, use taxes, import/export duties or other governmental charges actually due or incurred with respect to such sales, including without limitation value-added taxes;

(g)	discounts and performance discounts to the extent that such discounts are associated with the Products together with other products of BOEHRINGER and its Affiliates, and to the extent that such discounts cannot be attributed only to the Products. Such discounts and performance discounts will be allocated to the Products on a reasonable pro rata basis (based on the amount of the sales of products by BOEHRINGER and its Affiliates prior to discount); and

(h)	charge-back payments and rebates granted to managed health care organisations or to federal, state and local governments, their respective agencies, purchasers or reimbursers,

all as incurred in the ordinary course of business in type and amount consistent with good industry practice and determined in accordance with generally accepted accounting principles on a basis consistent with BOEHRINGER’s audited consolidated financial statements. For sake of clarity and avoidance of doubt, sales by BOEHRINGER, its Affiliates or Sublicensees of the Product to Recognised Agents of such Product in a given country shall be considered a sale to a Third Party customer. Product used for promotional or advertising purposes or used for clinical or other research purposes and for donations shall not be included in Net Sales;

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

1.01.36.	“Patent Rights” shall mean the rights and interests in and to any and all issued patents and pending patent applications (including inventor’s certificates and utility models) in any country or jurisdiction in the Territory, including any and all provisional, non-provisionals, substitutions, continuations, continuations-in-part, divisionals and other continuing applications, supplementary protection certificates, renewals, and all letters patent on any of the foregoing, and any and all reissues, re-examinations, extensions, confirmations, registrations and patents of addition of any of the foregoing;

1.01.37.	“Phase I Trial” shall mean any clinical study involving the use of a Product in humans that is designed primarily to obtain preliminary safety data on the use of such Product in healthy volunteers;

1.01.38.	“Phase IIa Trial” shall mean any controlled clinical study involving the use of a Product in patients that is designed primarily to obtain preliminary data on the effectiveness of a specific therapy involving the use of a Product in patients;

1.01.39.	“Phase IIb Trial” shall mean a controlled dose ranging study to evaluate further the efficacy and safety of a Product in the targeted population and to define the optimal dose regimen;

1.01.40.	“Phase III Trial” shall mean a study in patients to be conducted under adequate and well controlled conditions at two or more centres to confirm safety and efficacy in a statistically significant form, and optimum dose regimen in the treatment of a large number of patients having a given disease or condition, which study is undertaken with the intent that, should study data warrant, an application for Marketing Authorisation will be submitted to regulatory authorities;

1.01.41.	“Pre-Development Compound” shall mean any Lead Compound approved pursuant to Section 3, or by BOEHRINGER during the six (6) months period referred to in Section 8.02 with respect to a Synthesised Compound made during the Research Term after the relevant Lead Compound(s) have fulfilled such criteria as set forth in Schedule 1.01.41, which Lead Compound is capable of further development beyond such criteria;

1.01.42.	“Product” shall mean any pharmaceutical composition which includes a compound as an active ingredient, which compound was either (i) identified as a Pre-Development Compound or a Back-Up-Pre-Development Compound during the Research Term or (ii) identified as a Pre-Development Compound or a Back-Up Development Compound during the six (6) months period referred to in Section 8.02, provided that such Pre-Development Compound or Back-Up Pre-Development Compound was a Synthesised Compound made during the Research Term or (iii) allocated to BOEHRINGER pursuant to Section 11.05 or Section 11.06, or (iv) analogues of Compounds within the scope of a claim of Compound Patent Rights;

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

1.01.43.	“Project Inventions” shall mean all inventions made by the Parties under the Research Programme which do not relate to Compounds (including but not limited to inventions relating to screening assays and assay modifications, targets and target modifications, HTS techniques);

1.01.44.	“Recognised Agents” shall mean any Third Party engaged by BOEHRINGER or its Affiliates in the normal course of their business to market and/or distribute its products in finished form under trademarks designated by BOEHRINGER in a particular country of minor commercial importance;

1.01.45.	“Research Plan” shall mean a detailed plan setting forth the research and other tasks to be undertaken by a Party pursuant to the Research Programme or any part thereof;

1.01.46.	“Research Steering Committee” shall mean the research steering committee established pursuant to Section 3.03;

1.01.47.	“Research Programme” shall mean the programme of research work to be undertaken under this Agreement as is described further in Schedule 1.01.47;

1.01.48.	“Research Term” shall mean, except as otherwise agreed, the period of three (3) years from the Effective Date;

1.01.49.	“Start of Phase I” shall mean with respect to a Pre-Development Compound selected during the Research Term, the initiation of the first Phase I Trial;

1.01.50.	“Start of Phase III” shall mean with respect to a Pre-Development Compound selected during the Research Term, the initiation of the first Phase III Trial;

1.01.51.	“Sublicensee” shall mean with respect to a Party any person, company, corporation or other business entity, other than a Recognised Agent and/or a Party’s Affiliates, that is granted a sublicense by a Party to develop, make, have made, use, offer for sale and sell Products within its own Territory;

1.01.52.	“Synthesised Compound” shall mean any chemical entity synthesised during and within the Research Programme;

1.01.53.	“Target” shall mean GPCR targets under this Research Programme as defined in Schedule 1.01.47 that have been selected pursuant to Section 3 and not abandoned;

1.01.54.	“Territory” shall mean the world;

1.01.55.	“Third Party” shall mean any person, entity or corporation other than the Parties and their Affiliates or Sublicensees; and

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

1.01.56.	“Valid Claim” shall mean with respect to any country of the Territory a claim of an issued and unexpired patent or a supplementary protection certificate included within the Patent Rights in such country which (i) has not been held unenforceable, unpatentable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal, (ii) has not been admitted to be invalid or unenforceable through reissue or disclaimer or otherwise and (iii), absent a license, would be infringed by the making, selling, import or use of a Product.

1.02.	Headings

The table of contents and headings in this Agreement are included herein for ease of reference only and shall have no legal effect. References to Sections and Schedules are to Sections and Schedules of this Agreement unless specified otherwise.

1.03.	Singular and Plural

Where the context so requires the singular includes the plural and vice versa; and the masculine includes the feminine and vice versa, and the neuter includes the masculine or the feminine and vice versa.

1.04.	Reference to Agreements

Except where the context requires otherwise, references to any agreement or document include (subject to all relevant approvals) a reference to that agreement or document as amended, supplemented, substituted, novated or assigned.

1.05.	Ejusdem Generis Rule

In construing this Agreement, the rule known as the ejusdem generis rule shall not apply nor shall any similar rule or approach to the construction of this Agreement and accordingly general words introduced or followed by the word “other” or “including” or “in particular” shall not be given a restrictive meaning because they are followed or preceded (as the case may be) by particular examples intended to fall within the meaning of the general words.

1.06.	Statutory Provisions

Any reference to an enactment or statutory provision is a reference to it as it may have been, or may from time to time be, amended, modified, consolidated or re-enacted.

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

2.	SCOPE OF AGREEMENT

2.01.	Purpose

This Agreement sets forth the terms and conditions pursuant to which the Parties shall conduct the Research Programme during the Research Term, and further defines the rights and obligations of the Parties in any subsequent development or commercialisation of the results thereof. The Parties’ objective is to explore five (5) Targets during the Research Term with the aim of obtaining three (3) Lead Optimisation Programmes, which should result in at least one (1) Pre-Development Compound prior to the end of the Research Term. Both Parties agree that Targets abandoned by the Parties shall be replaced by Targets mutually agreed upon. The Research Term shall begin on the Effective Date and may be extended upon mutual written agreement of the Parties.

2.02.	Scope of the Research Programme

During the Research Term, the Parties shall jointly collaborate in exploring Level 1 Targets, Level 2 Targets and Level 3 Targets (as described further in Schedule 1.01.47), as adopted pursuant to Section 3 below. Such activities shall include all drug discovery disciplines from BOEHRINGER and EVOTEC and responsibility therefore shall be allocated to the appropriate committee pursuant to Section 3 and according to the Parties’ expertise. BOEHRINGER shall be mainly responsible for all pre-IND activities, subject to the provisions of this Agreement.

2.03.	Delegation of Rights and Obligations

It is understood by the Parties that any right or obligation of BOEHRINGER or of EVOTEC under this Agreement may be exercised or performed by any of their Affiliates.

2.04.	Collaboration on an Exclusive Basis

During the Research Term, EVOTEC and BOEHRINGER shall collaborate with each other in the Field on an exclusive basis. During the Research Term and subject to Section 11.05(a), both Parties shall not knowingly, directly or indirectly engage in the screening of Compounds in the Field for any Third Party anywhere in the Territory. Nothing in this Agreement shall restrict either Party from conducting research or screening or collaborating with any Third Party outside of the Field.

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

3.	COMMITTEES

3.01.	Establishment

In order to fulfil the objectives of the Research Programme, the Parties agree to establish a formal framework for the duration of the Research Term consisting of a Joint Research Team for each Target, a Research Steering Committee and an Executive Committee within which the Parties shall, subject to the provisions of this Agreement, prepare and adopt strategies for the implementation of the Research Programme. Each such committee shall have an equal number of representatives from each Party, which shall be designated by each Party and be functionally aligned with each other. Meetings shall be conducted in person or by telephone or video conference or via electronic means as agreed by the Parties. Each such committee shall be co-chaired by a representative of each Party and decisions shall be made by unanimous consensus of its members, subject to the provisions of this Section 3. The location of the meeting of each such committee shall alternate between sites selected by each Party.

3.02.	Joint Research Team

The Joint Research Team shall meet on a regular basis (usually monthly), shall consist of scientific representatives of each Party and shall be responsible for the implementation and conduct of the Research Programme on a Target-by-Target basis. In particular, the Joint Research Team shall be responsible for:

(a)	the day-to-day implementation and management of the Research Programme and each Research Plan;

(b)	the oversight of timelines and costs;

(c)	the establishment and updating of the then current Research Plan to take into account current needs, and for making proposals for capacity allocations;

(d)	making written status reports on a regular basis; and

(e)	the reviewing of patentability of inventions arising during the Research Term.

In the event that the Joint Research Team cannot reach consensus on any matter properly referred to it within thirty (30) days of such referral, such matter shall be referred to the Research Steering Committee for resolution.

3.03.	Research Steering Committee

The Research Steering Committee shall consist of senior research staff of each Party and shall be responsible for the supervision and overall execution of the Research Programme. In particular the Research Steering Committee shall be responsible for:

(a)	the approval of a strategy project portfolio and resources;

“* Portions of this document marked with **** have been omitted pursuant to a request for confidential treatment submitted with the SEC.”

(b)	the approval of each Research Plan for each part or stage of the Research Programme and any major change thereto;

(c)	the setting of priorities;

(d)	the approval of whether to patent inventions arising during the Research Term;

(e)	the selection and replacement of Targets and Pre-Development Compounds and start of Lead Optimisation Programmes;

(f)	the approval of resource allocations; and

(g)	the approval of activities in the Research Programme which give rise to an obligation to make payment under Section 8.02, provided always that no such decision shall be taken unless reasonably detailed information pertaining thereto has been submitted to the Research Steering Committee in writing at least two (2) weeks prior to the meeting.

In the event that the Research Steering Committee cannot reach consensus on any matter properly referred to it within thirty (30) days of such referral, such matter shall be referred to the Executive Committee.

3.04.	Executive Committee

The Executive Committee shall consist of executives from each Party. The Executive Committee shall have general oversight and review of the activities of the Research Steering Committee and the Joint Research Team and shall be responsible for resolving any issues referred by the Research Steering Committee. If for any reason the Executive Committee cannot resolve any matter properly referred to it, the BOEHRINGER co-chairman of the Executive Committee shall have the final decision making authority, and such decisions shall be binding on the Parties, provided such decisions are made in good faith and consistent with the provisions of this Agreement. Such casting vote shall not apply to the selection and replacement of Targets and resource allocation.

3.05.	Replacement of Personnel

Each Party shall have the right, at any time, to designate by written notice to the other Party a replacement for any of such Parties’ members on any of the committees mentioned in this Section 3, provided in such replacement has a functionally equivalent position (regardless of title) to the person being replaced.

3.06.	Expenses

Each Party shall bear its own costs including travelling costs, for personnel serving on the committees mentioned in this Section 3.

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4.	CONDUCT OF THE RESEARCH PROGRAMME

4.01.	General Obligation

The Parties shall conduct the Research Programme in good scientific manner, and in compliance in all respects with the requirements of applicable laws, rules and regulations and diligent laboratory practices to achieve their objectives efficiently and expeditiously.

4.02.	Efforts Employed

During the Research Term, each Party shall use Commercially Reasonable Efforts to perform the tasks assigned to it in the Research Plan then in effect. Neither Party shall have any obligation to perform any research beyond that specified in the then current Research Plan.

4.03.	FTE Support

The collaboration will, on an annual average basis, consist of **** FTEs. BOEHRINGER shall allocate an annual average of **** FTEs to the collaborative Research Programme and EVOTEC shall supply an annual average of **** FTEs to the Research Programme to be paid by BOEHRINGER at the rate per FIE specified under Section 8.01, which funding shall be fully made through payments under Section 8.01 and 8.02 without further claim for compensation from EVOTEC with respect thereto. If reasonably necessary, the FTE resources may be adjusted, subject to the approval of the Research Executive Committee. In the event the Research Executive Committee should approve additional EVOTEC FTE resources, then BOEHRINGER shall compensate EVOTEC on an annual FTE rate equal to **** or by an equivalent BOEHRINGER contribution to the conduct of the Research Programme. The alternative chosen has to be mutually agreed between the Parties in the Executive Committee and the final say of BOEHRINGER under Section 3.04 shall not apply.

4.04.	FTE Reporting

Both Parties shall compile their FTE capacity reports based on their respective time recording systems by the end of January of each year with respect to the previous year. EVOTEC shall further ensure that such FTE capacity reports indicate the time spent on any particular work package of the then current Research Plan. Each Party shall keep complete and accurate records of such FTE, as described in this Section 4.04 for purposes of verification. Such records shall be open to inspection for a period ending two (2) years after expiry of the periods set forth in Section 11.06, but in any event not more than once per calendar year, by a nationally recognised independent certified public accountant selected by the requesting Party to whom the other Party has no reasonable objections and retained at the requesting Party’s expense. Said accountant shall sign a confidentiality agreement prepared by the

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requesting Party and reasonably acceptable to the other Party and shall then have the right to examine the records kept pursuant to this Agreement and report to the requesting Party the findings (but not the underlying data) of said examination of records as are necessary to evidence that the records were or were not maintained and used in accordance with this Agreement. A copy of any report provided to the requesting Party by the accountant shall be given concurrently to the other Party. If said examination of records reveals any discrepancy of more than five percent (5%), then the other Party shall also bear the expenses of said accountant.

4.05.	Use of Compounds

As provided for in the then current Research Plan, each Party shall make available to the other Party free of charge appropriate numbers and amounts of BOEHRINGER Compounds or EVOTEC Compounds, as applicable, either in microtiter plates for screening or as a powder or solution in microtubes for secondary testing in specified biological assays within the Field. Each Party shall only use the Compounds of the other Party for the purposes of the Research Plan and as otherwise explicitly permitted under this Agreement and for no other purpose, except with the prior written consent of the other Party.

5.	DEVELOPMENT OF COMPOUNDS AND PRODUCTS

5.01.	Rights of BOEHRINGER

BOEHRINGER shall have full and sole responsibility for all clinical development activities and full rights to manufacture and commercialise, at its own expense, including the right to outlicense or sublicense to or otherwise involve Affiliates and Third Parties, all Pre-Development Compounds and Products or other Intellectual Property Rights owned by BOEHRINGER resulting from the Research Programme. BOEHRINGER shall inform EVOTEC of the First Commercial Sale for each Product.

5.02.	Abandonment

If at any time, BOEHRINGER elects at its sole discretion, to discontinue the development or commercialisation of any Pre-Development Compound, and/or Product, then BOEHRINGER shall promptly notify EVOTEC thereof.

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5.03.	Diligence

BOEHRINGER shall pursue clinical development activities and commercialisation of all Pre-Development Compounds, Back-Up Pre-Development Compound and Products resulting from the Research Programme with Commercially Reasonable Efforts.

6.	DEVELOPMENT BY EVOTEC AND OPTION OF BOEHRINGER

6.01.	EVOTEC’s Rights

(a)	If during the Research Term, the Parties decide pursuant to Section 3 to abandon a Target, EVOTEC shall be entitled to use the Target for any purposes, including the performance of chemical and biological services and with respect to such abandoned Target Section 2.04 shall not apply to either Party;

(b)	If during the Research Term, BOEHRINGER abandons a sub-Research Plan that relates to the development of a specific class of compounds, e.g. agonists, antagonists or other specific modes of action, with respect to a specific Target, EVOTEC shall have the exclusive right to develop at its own expense all Hits, Lead Compounds or Pre-Development Compounds which have been identified from any EVOTEC Library and Synthesised Compounds derived from any EVOTEC Library under such sub-Research Plan; and

(c)	Both Parties agree that the grant of equivalent rights from BOEHRINGER to EVOTEC to Hits, Lead Compounds or Pre-Development Compounds to the extent these have been identified from any BOEHRINGER Library and Synthesised Compounds derived from such Hits under such sub-Research Plan has to be discussed and decided on a case by case basis between the Parties pursuant to Section 3.

6.02.	EVOTEC’s Rights to Pre-Development Compounds

EVOTEC shall have the exclusive right to develop, at its own expense, (i) Pre-Development Compounds abandoned by BOEHRINGER or (ii) other Compounds further developed by BOEHRINGER after the Research Term which would otherwise fulfil the criteria set forth in Schedule 1.01.41 at the time of abandonment, provided such abandonment occurs within five (5) years of expiry of the Research Term. Section 6.02(i) and (ii) shall only apply if BOEHRINGER is not pursuing any other Compound as a Back-Up Pre-Development Compound. Notwithstanding the foregoing, BOEHRINGER shall not be obligated to supply EVOTEC with any Know-How or other Intellectual Property Rights arising after such Compound became a Pre-Development Compound, subject to Section 7.04.

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6.03.	Option Right of BOEHRINGER

Upon the Completion of Phase IIb and at any time prior to such completion upon reasonable request by BOEHRINGER, EVOTEC shall provide BOEHRINGER with an update on the status of such Pre-Development Compounds, other Compounds and products to which EVOTEC has rights pursuant to Section 6.01 and Section 6.02. Until sixty (60) days after request of BOEHRINGER or the Completion of Phase IIb for any such product, whichever comes first, and receipt by BOEHRINGER of all available data with respect thereto, BOEHRINGER shall have the option to re-acquire rights to any such Hit(s) and Pre-Development Compound(s), other Compound(s) and product(s) to which EVOTEC has rights pursuant to Section 6.01 and Section 6.02. Further in the event that EVOTEC decides to enter into licensing or divestment negotiations with any Third Party or receives an unsolicited proposal from a Third Party regarding any such Pre-Development Compound(s), other Compound(s) and product(s) to which EVOTEC has rights pursuant to Section 6.01 and Section 6.02 before the Completion of Phase IIb, EVOTEC shall promptly notify BOEHRINGER and shall provide all relevant data relating to such Pre-Development Compounds, other Compounds and products to which EVOTEC has rights pursuant to Section 6.01 and Section 6.02.

6.04.	Exercise of Option

If BOEHRINGER exercise its option right, EVOTEC shall afford BOEHRINGER an evaluation period of ninety (90) days (including due diligence) starting with BOEHRINGER’s receipt of the data mentioned in Section 6.03 above, and thereafter the Parties shall exclusively negotiate with each other terms and conditions for inlicensing of Pre-Development Compounds, other Compounds and products to which EVOTEC has rights pursuant to Section 6.01 and Section 6.02 on commercially reasonable terms and conditions for a period of sixty (60) days after the start of such negotiations. If such terms and conditions cannot be agreed upon within such period, EVOTEC shall be free to negotiate terms and conditions with any Third Party. Prior to final agreement between EVOTEC and such Third Party, BOEHRINGER shall have an opportunity to accept such rights on terms and conditions offered to such Third Party for a period of forty (40) days prior to EVOTEC entering into a final agreement.

6.05.	Abandonment of Products

If BOEHRINGER decides to abandon the development and commercialisation of a Product, BOEHRINGER shall inform EVOTEC pursuant to Section 5.02 and EVOTEC will have the right to enter into good faith negotiations on such Product.

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7.	GRANT OF LICENSE

7.01.	License to EVOTEC Background Technology

EVOTEC hereby grants to BOEHRINGER world-wide non-exclusive rights to use and exploit the EVOTEC Background Technology during the term of this Agreement for the sole purpose of developing, manufacturing and commercialising Products originating from the Research Programme. EVOTEC hereby further grants to BOEHRINGER world-wide exclusive rights to any Intellectual Property Rights (if any) existing as of the Effective Date which are Controlled by EVOTEC, to the extent the same relate solely to mGluR5 Targets.

7.02.	License to Project Inventions not Relating to Compounds

EVOTEC hereby grants to BOEHRINGER world-wide perpetual non-exclusive rights to use and exploit its sole Project Inventions and its interest in joint Project Inventions according to Section 11.03 and Section 11.04 for any purpose whatsoever. BOEHRINGER hereby grants to EVOTEC world-wide perpetual non-exclusive rights to use and exploit its sole Project Inventions and its interest in joint Project Inventions according to Section 11.03 and Section 11.04 for any purpose whatsoever.

7.03.	License to BOEHRINGER Background Technology

BOEHRINGER hereby grants to EVOTEC world-wide non-exclusive rights to use and exploit the BOEHRINGER Background Technology during the Research Term for the sole purpose of fulfilling its obligations under the Research Programme.

7.04.	License to EVOTEC to other Intellectual Property Rights

In the event that EVOTEC should proceed to exploit Pre-Development Compounds, other Compounds or products as contemplated under Section 6.01 or Section 6.02 above, then BOEHRINGER shall grant to EVOTEC such necessary rights as to the respective Pre-Development Compounds, other Compounds or products, including licenses under Compound Patent Rights, BOEHRINGER Background Technology for the sole purposes of developing, manufacturing and commercialising the respective Pre-Development Compounds, other Compounds or products, on terms and conditions as set forth in Schedule 7.04.

8.	PAYMENTS AND PAYMENT TERMS

8.01.	Payment for services

In consideration of EVOTEC providing FTE support to the Research Programme as agreed to herein, BOEHRINGER shall pay EVOTEC ****

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**** for the first year of the Research Term (which includes a license fee of **** for the Drosophila Technology under Section 7.01) and **** for each of the second and third years of the Research Term. The payments for services comprise eighteen **** at a rate of **** per FTE per annum, plus a license fee of **** for the Drosophila Technology under Section 7.01 for the first year. Such amounts shall be made on a Calendar Quarter basis in equal instalments with respect to the year in question, provided that the payments made for the Calendar Quarters in which the Effective Date or an anniversary thereof occur shall be pro-rated accordingly. Each such payment due shall be made within forty-five (45) days of the start of the Calendar Quarter in question, provided that the first payment hereunder shall be made within forty-five (45) days of the Effective Date.

8.02.	Milestone Payments

Subject to the terms of this Agreement, in further consideration of EVOTEC’s contributions to the Research Programme and providing FTE support as agreed to herein, BOEHRINGER shall make the following pre-clinical milestone payments at occurrence of the events outlined below with respect to start of Lead Optimisation Programmes and Pre-Development Compounds identified during the Research Term, or identified during a period of six (6) months thereafter with respect to Synthesised Compounds which have been made during the Research Term. In addition, BOEHRINGER shall make the clinical development milestone and performance milestone payments for Products.

Milestone payments for Pre-Development Compounds identified during the six (6) months extension period referred to in this Section 8.02 shall be reduced by the payment made pursuant to Section 11.06.(a) with respect to the Compound concerned. However, it is understood and agreed that BOEHRINGER shall not be required to pay the milestone payments (a)—(e) for events occurring after expiry of the Research Term and the aforementioned six (6) months period with respect to Intellectual Property Rights distributed pursuant to Section 11.06.

Event	Payments/ Amount
PRECLINICAL DEVELOPMENT MILESTONE PAYMENTS
(a) First start of the Lead Optimisation Programme for mGluR5 antagonists	****
(b) Start of each other Lead Optimisation Programme other than for (a) above	****

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Event	Payments/ Amount
(c) Selection by BOEHRINGER of each Pre-Development Compound (not including any Back-Up Pre-Development Compound)	****
(d) Selection by BOEHRINGER of each Back-Up Pre-Development Compound which is equivalent to its predecessor	****

(e)    Selection by BOEHRINGER of each Back-Up Pre-Development Compound which is considered superior to its predecessor pursuant to Section 3 or, if selected after the Research Term, is considered superior by BOEHRINGER

****

CLINICAL DEVELOPMENT MILESTONE PAYMENTS
(f) Start of Phase I for each Product	****
(g) Start of Phase III for each Product	****
(h) The first grant of Marketing Authorization for each Product in either (i) the USA, (ii) Japan, or (iii) each of France, Germany, Italy, Spain and the United Kingdom	****

PERFORMANCE MILESTONE
(i) first achievement of annual Net Sales in the Territory for each Product > ****	****

For the avoidance of doubt, (i) any payment payable with respect to more than one (1) Product shall be made on the basis that such Products contain different Compounds and are not different formulations of the same Compound or a combination of the same Compound with another compound, and (ii) each payment shall be due regardless of the indication the Compound is being developed and commercialised for, but shall be due once only for each Product.

The milestone payments shall be due within thirty (30) days of occurrence of the respective milestone.

8.03.	Royalty Payments

Subject to the terms of this Agreement, in further consideration of the rights granted by EVOTEC to BOEHRINGER hereunder, including the licenses set forth in Section 7 above and in recognition of EVOTEC’s contribution to the realisation

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of Products, BOEHRINGER shall pay to EVOTEC a royalty of **** of Net Sales of each Product covered by a Valid Claim under a Compound Patent Right. The above royalty rates shall be payable on a country-by-country and Product-by-Product basis on the Net Sales of each Product from its First Commercial Sale until the expiry of the Compound Patent Right for the Product in question. In the event that BOEHRINGER exercises its rights pursuant to Section 11.06 then with respect to any resulting Products only, such royalties shall be reduced by ****.

8.04.	Multiple Royalties

No multiple royalties shall be payable because a Product, its manufacture, use or sale is or shall be covered by more than one Valid Claim of a patent included in the Compound Patent Rights or more than one patent under the Compound Patent Rights.

8.05.	Value Added Tax

Any payment under this Agreement shall be exclusive of value added tax, which shall be added thereon if applicable.

8.06.	Reports

Each royalty payment shall be accompanied by a written report describing the Net Sales of the Product sold by or on behalf of BOEHRINGER, its Affiliates and Sublicensees during the respective Calendar Quarter in each country in the Territory in which such Product occurred, specifying Net Sales in each country’s currency, the applicable royalty rate under this Agreement, the royalties payable in each country’s currency, including an accounting of deductions taken in the calculation of Net Sales, the applicable exchange rate to convert from each country’s currency to euros, and the royalties payable in euros.

8.07.	Method and Manner of Royalty Payment

BOEHRINGER shall deliver to EVOTEC within sixty (60) days following the end of each Calendar Quarter after the First Commercial Sale of the first Product a royalty report as set forth in Section 8.06 along with BOEHRINGER’s payment to EVOTEC of any royalty due and payable to EVOTEC for such Calendar Quarter. All royalty payments shall be computed and paid in euros at exchange rates applicable for the last Business Day of the respective Calendar Quarter as published by the European Central Bank, Frankfurt am Main, Germany, and as customarily used by BOEHRINGER in its regular accounting system.

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8.08.	Records

BOEHRINGER, its Affiliates and/or its Sublicensees shall keep and maintain records of sales of Product so that the royalties payable and the royalty statements may be verified. Such records shall be open to inspection during business hours for a three (3) year period after the royalty period to which such records relate, but in any event not more than once per calendar year, by a nationally recognised independent certified public accountant selected by EVOTEC to whom BOEHRINGER has no reasonable objections and retained at EVOTEC’s expense. Said accountant shall sign a confidentiality agreement prepared by EVOTEC and reasonably acceptable to BOEHRINGER and shall then have the right to examine the records kept pursuant to this Agreement and report to EVOTEC the findings (but not the underlying data) of said examination of records as are necessary to evidence that the records were or were not maintained and used in accordance with this Agreement. A copy of any report provided to EVOTEC by the accountant shall be given concurrently to BOEHRINGER. If said examination of records reveals any underpayment(s) of the royalty payable, then BOEHRINGER shall promptly pay the balance due to EVOTEC, and if the underpayment(s) is/are more than 5%, then BOEHRINGER shall also bear the expenses of said accountant. If said examination of records reveals any overpayment(s) of royalty payable, then EVOTEC shall credit the amount overpaid against BOEHRINGER’s future royalty payment(s).

8.09.	Overdue Payments

Payments not paid within the time period set forth in this Section 8 shall bear interest at a rate of 2% above the London Interbank Offered Rate (LIBOR) from the due date until paid in full.

8.10.	Payment Terms

BOEHRINGER shall make all payments due under this Agreement to a bank account of EVOTEC, which will be designated by EVOTEC separately. For the avoidance of doubt, payments by BOEHRINGER to such bank account shall be made with the effect of discharging towards Evotec OAI AG and Evotec Neurosciences GmbH and BOEHRINGER shall have no responsibility for further allocation of any payment among EVOTEC.

Payments pursuant to Section 8.01 are subject to an invoice made out by Evotec OAI AG to BOEHRINGER detailing VAT separately, if applicable. Invoices shall be made as specified in Schedule 8.10 which shall be modified in the event of a change in the applicable legal requirements.

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9.	REPRESENTATIONS AND WARRANTIES

9.01.	Mutual Authority

EVOTEC and BOEHRINGER each represents and warrants to the other that: (i) it has the authority and right to enter into and perform this Agreement, (ii) this Agreement is a legal and valid obligation binding upon it and is enforceable in accordance with its terms (iii) its execution, delivery and performance of this Agreement will not conflict with the terms of any other agreement or instrument to which it is or becomes a party or by which it is or becomes bound, nor violate any law or regulation over it, and (iv) it has not, and will not during the term of this Agreement, grant any right to any Third Party which would conflict with the rights granted to the other Party hereunder.

9.02.	Warranties of EVOTEC

EVOTEC hereby represents and warrants to BOEHRINGER that

(a)	there are no pending actions, suits, proceedings or claims by any Third Party, pending investigations or other proceeding by any government authority, against EVOTEC that may adversely affect EVOTEC’s conduct of the activities under the Research Programme;

(b)	as of the Effective Date, EVOTEC is to the best of its knowledge not aware that the practice of the EVOTEC Background Technology by EVOTEC in the performance of the activities under the Research Programme infringes any patents or other Intellectual Property Rights of Third Parties; and

(c)	EVOTEC shall use Commercially Reasonable Efforts to carry out its activities under this Agreement in accordance with the provisions of each then current Research Plan, general accepted scientific standard and accepted pharmaceutical industry research practices.

9.03.	Warranty of BOEHRINGER

BOEHRINGER hereby represents and warrants to EVOTEC that

(a)	there are no pending actions, suits, proceedings or claims by any Third Party, pending investigations or other proceeding by any government authority, against BOEHRINGER that may adversely affect BOEHRINGER’s conduct of the activities under the Research Programme;

(b)	as of the Effective Date, BOEHRINGER is to the best of its knowledge not aware that the practice of the BOEHRINGER Background Technology by BOEHRINGER in the performance of the activities under the Research Programme infringes any patents or other Intellectual Property Rights of Third Parties; and

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(c)	BOEHRINGER shall use Commercially Reasonable Efforts to carry out its activities under this Agreement in accordance with the provisions of each then current Research Plan, general accepted scientific standard and accepted pharmaceutical industry research practices.

9.04.	No Implied Warranties

Save as expressly stated in this Agreement no representation, condition or warranty whatsoever is made or given by or on behalf of either Party and all conditions and warranties implied by operation of law or otherwise are hereby expressly excluded. Neither Party has entered into this Agreement in reliance upon any representation, warranty or undertaking of the other Party which is not set out or referred to in this Agreement, provided however, that this Section shall not exclude any liability for, or remedy in respect of, fraudulent misrepresentation by either Party.

10.	LIABILITY

10.01.	Indemnification by EVOTEC

EVOTEC hereby agrees to indemnify, defend and hold harmless BOEHRINGER from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys’ fees arising from claims made by Third Parties, which claims result directly or indirectly from (a) any misrepresentation or breach of any warranty covenant or agreement made by EVOTEC in this Agreement; (b) EVOTEC’s wilful misconduct or negligence in the conduct of the Research Programme; or (c) any infringement of any Third Party rights by EVOTEC’s use of Know-How or Intellectual Property Rights owned or Controlled by EVOTEC; it being understood that the indemnification referred to in this Section 10.01 shall not apply to the extent that BOEHRINGER is obligated to indemnify EVOTEC pursuant to Section 10.02 below.

10.02.	Indemnification by BOEHRINGER

BOEHRINGER hereby agrees to indemnify, defend and hold harmless EVOTEC from and against any and all suits, claims, actions, demands, liabilities, expenses and/or loss, including reasonable legal expenses and reasonable attorneys’ fees arising from claims made by Third Parties, which claims result directly or indirectly from (a) any misrepresentation or breach of any warranty covenant or agreement made by BOEHRINGER in this Agreement; (b) BOEHRINGER’s wilful misconduct or negligence in the conduct of the Research Programme; or (c) any infringement of any Third Party rights by BOEHRINGER’s use of Know-How or

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Intellectual Property Rights owned or Controlled by BOEHRINGER; it being understood that the indemnification referred to in this Section 10.02 shall not apply to the extent that EVOTEC is obligated to indemnity BOEHRINGER pursuant to Section 10.01 above.

10.03.	Conditions to Indemnification

A Party seeking indemnification pursuant to this Section 10 (an “Indemnified Party”) shall give prompt notice to the Party from whom such indemnification is sought (the “Indemnifying Party”) of the assertion of any claim or commencement of any action, suit or proceeding, and shall give the Indemnifying Party such information as the Indemnifying Party may reasonably request but failure to give such notice shall not relieve the Indemnifying Party of its obligation hereunder. The Indemnified Party shall, if the Indemnifying Party acknowledges that such Claim falls within the scope of its indemnification obligations hereunder, permit the Indemnifying Party to assume direction and control of the defence, litigation, settlement, appeal or other disposition of the claim (including the right to settle the claim solely for monetary consideration); provided, that the Indemnifying Party shall seek the prior written consent (not to be unreasonably withheld or delayed) of Indemnified Party as to any settlement which would diminish or materially adversely affect the scope, exclusivity or duration of any Patent Rights licensed under this Agreement, would require any payment by the Indemnified Party, would require an admission of legal wrongdoing in any way on the part of the Indemnified Party, or would effect an amendment of this Agreement. Provided that an Indemnified Party has complied with the foregoing, the Indemnifying Party shall provide attorneys reasonably acceptable to the Indemnified Party to defend against any such claim. Subject to the foregoing, an Indemnified Party may participate in any proceedings involving such claim using attorneys of its choice and at its expense. In no event may an Indemnified Party settle or compromise any claim for which it intends to seek indemnification from the Indemnifying Party hereunder without the prior written consent (such consent not to be unreasonably withheld or delayed) of the Indemnifying Party, or the indemnification provided under this Section 10 as to such claim shall be null and void.

10.04.	Obligation to Co-Operate

Whether or not the Indemnifying Party chooses to defend or prosecute any claim involving a Third Party, each Party to this Agreement and their Affiliates shall cooperate in the defence or prosecution thereof, including by providing access to and copies of pertinent records and making available for testimony relevant individuals (subject to its control), as reasonably requested by, and at the expense of, the Indemnifying Party.

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10.05.	Other Indemnified Persons

For the purposes of this Section 10, the indemnification of the Indemnified Party shall also include the indemnification of the Indemnified Party’s directors, officers, employees, Affiliates, agents and Third Parties performing services for the Indemnified Party.

10.06.	Limitation of Liability

Except for amounts payable to Third Parties by a party for which it seeks reimbursement or indemnification protection from the other Party pursuant to Sections 10.01 and 10.02, in no event shall either Party, its directors, officers, employees, agents or Affiliates be liable to the other Party for any indirect, incidental, special, exemplary or consequential damages, whether based upon a Claim or action of contract, warranty, negligence, strict liability or other tort, or otherwise, arising out of this Agreement, unless such damages are due to the gross negligence or wilful misconduct of the liable party.

11.	INTELLECTUAL PROPERTY RIGHTS

11.01.	Background Technology

BOEHRINGER shall retain all rights, title, interest and ownership in and to BOEHRINGER Background Technology. EVOTEC shall retain all rights, title, interest and ownership in and to EVOTEC Background Technology.

11.02.	Ownership of BOEHRINGER Compounds and of Data and Information relating to Hits, Pre-Development Compounds and Back-Up Pre-Development Compounds

BOEHRINGER shall be the exclusive owner of (i) all Pre-Development Compounds and Back-Up Pre-Development Compound, subject to Sections 6.01 and 6.02, and (ii) all BOEHRINGER Compounds and all data and information and other Intellectual Property Rights relating thereto and shall have the sole right to apply for Patent Rights based thereon. In case that inventors employed by EVOTEC or otherwise entrusted by EVOTEC to carry out work under the Research Programme will have to be designated as inventors in connection with such Patent Rights, any rights, title and interest of such persons relating to such Patent Rights shall be fully transferred by EVOTEC to BOEHRINGER according to Section 11.07. Subject to Section 11.05 and Section 11.06, all data and information on Hits identified from any EVOTEC Library and gathered under the Research Programme and the corresponding Intellectual Property Rights relating to such data and information shall be exclusively owned by BOEHRINGER.

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11.03.	Ownership of Sole Project Inventions

Subject to the terms of this Section 11, each Party shall be the sole and exclusive owner of any and all Project Inventions which do not relate to Compounds and which are made solely by such Party within the Research Programme and such Party shall be responsible, without the obligation to do so, for the filing, prosecution, maintenance, defence and enforcement of any Patent Rights in connection therewith at its own expense.

11.04.	Ownership of Joint Project Inventions

Inventorship shall be determined in accordance with German law or other law applicable. Joint Project Inventions which have been made under the Research Programme and which do not relate to Compounds and to which inventors from both Parties have contributed shall be jointly owned by the Parties. BOEHRINGER shall have the first right but not the obligation to file (in the name of both Parties), prosecute, maintain, defend and enforce such Patent Rights covering joint Project Inventions. The Parties shall reasonably cooperate in the prosecution of such Patent Rights. Costs for such Patent Rights shall be borne by the Parties according to the respective share of the Parties in such Project Invention. In the event that at any time during the term of this Agreement, BOEHRINGER should decide not to apply for Patent Rights for joint Project Inventions or should intend to abandon or allow any such Patent Rights to be abandoned, BOEHRINGER shall first offer to EVOTEC the opportunity to take over BOEHRINGER’s share in such Patent Rights and the responsibility for prosecution and maintenance of such Patent Rights. In the event that at any time during the term of this Agreement EVOTEC should decide not to take over a share of such Patent Rights corresponding to EVOTEC’s share in the joint Project Invention, EVOTEC shall offer to BOEHRINGER to take over EVOTEC’s share in such Patent Rights.

11.05.	Rights to EVOTEC Compounds and Hits during the Research Term

During the Research Term BOEHRINGER shall have the following rights, including Intellectual Property Rights relating to Hits identified in any EVOTEC Library and EVOTEC Synthesised Compounds, to the extent such Hits and EVOTEC Synthesised Compounds have arisen within the Research Programme:

(a)	Subject to Section 6.01, Hits identified in any EVOTEC Library which show relevant activity and which are further defined or clustered in structural classes, up to a maximum of **** Hits, shall be exclusive to BOEHRINGER, until initiation of the relevant Lead Optimisation Programme or a six (6) months period from identification of the Hits, whatever is earlier, which for the purposes of this Section 11.05 means that if such Hits were identified during screening activities with Third Parties, such Hits shall not be disclosed to such Third Parties;

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(b)	Subject to Section 6.01, BOEHRINGER shall have full ownership of and exclusive rights to all EVOTEC Synthesised Compounds (except for such compounds re-synthesised from any EVOTEC Library screened under this Agreement) and to all results, data, information, discoveries, and inventions derived therefrom, and EVOTEC shall not further test or explore such EVOTEC Synthesised Compounds outside of the Research Programme or add the same to any EVOTEC Library; and

(c)	BOEHRINGER shall have the right to apply for Patent Rights on structural classes and compounds derived from any Hits and EVOTEC shall not be entitled to apply for Patent Rights with respect to the foregoing. BOEHRINGER’s ownership of such Patent Rights are not subject to Section 11.06.

11.06.	Rights to EVOTEC Compounds after the Research Term

At the expiry of the Research Term and with regard to all Intellectual Property Rights regarding EVOTEC Compounds which have been allocated pursuant to Section 11.05:

(a)	BOEHRINGER shall notify EVOTEC in writing of the Intellectual Property Rights regarding which BOEHRINGER wishes to take benefit of an additional exclusivity period of five (5) years, during which period BOEHRINGER shall have the same full ownership and exclusive rights referred to in Section 11.05(b) and (c) above, including the right to apply for Patent Rights as during the Research Term, and with respect to such Intellectual Property Rights BOEHRINGER shall reimburse EVOTEC its documented and reasonable FTE costs (calculated in accordance with Schedule 11.06) incurred in any development work undertaken by EVOTEC’s research personnel up to the date of such notification with respect to the EVOTEC Compound concerned (on a pro-rata basis) which have not reached the stage of a Pre-Development Compound, and shall further pay to EVOTEC **** of each of clinical development milestones, the performance milestone and royalties due under Section 8 which may be due on any resulting Compounds and Products. This shall also apply in case BOEHRINGER informs EVOTEC as set forth in Section 11.06.(d);

(b)	With respect to all other Intellectual Property Rights not so reserved to BOEHRINGER under Section 11.06(a) above, BOEHRINGER shall have the benefit of an additional exclusivity period of eighteen (18) months during which BOEHRINGER shall have the same full ownership and exclusive rights referred to in Section 11.05 above, including the right to apply for Patent Rights, as during the Research Term. In case BOEHRINGER applies for Patent Rights during this period or during the period set forth in Section 11.06.(d) on such Intellectual Property, the

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payment obligations specified in Sections 8.02 and 8.03 above, with the exception of preclinical development milestone payments, shall apply accordingly;

(c)	During the periods referred to in Section 11.06(a) and Section 11.06(b) above, EVOTEC shall not re-synthesise or re-screen the EVOTEC Synthesised Compounds included under such Intellectual Property Rights or explore the same in any other way or apply for Patent Rights with respect to the same;

(d)	Upon expiry of each such period referred to in Section 11.06(a) and Section 11.06(b) above, BOEHRINGER shall notify EVOTEC in writing of which structural classes BOEHRINGER intends to apply for Patent Rights; and

(e)	EVOTEC Synthesised Compounds which are not any longer covered by the exclusivity periods provided for under this Section 11.06 shall, to the extent not reserved to BOEHRINGER pursuant to Section 11.06(d) above, be jointly owned by the Parties and any remaining quantities of such EVOTEC Synthesised Compounds shall be split equally between the Parties and each Party shall be free to explore and deal with such EVOTEC Synthesised Compounds at its sole discretion.

11.07.	Prosecution of Compound Patent Rights by BOEHRINGER

BOEHRINGER shall be the sole and exclusive owner of all Patent Rights resulting from patent applications filed in accordance with Sections 11.02,11.05 and Section 11.06. BOEHRINGER shall be solely responsible for the prosecution, maintenance, defence, and enforcement of such Patent Rights and will bear all costs connected therewith. EVOTEC shall ensure that any rights, title and interest in inventions covered by such patent applications, which rights, title and interest have originated (i) from inventors employed by EVOTEC or (ii) from inventors entrusted by EVOTEC to carry out work under the Research Programme, shall be fully transferred to EVOTEC by appropriate means (claims according to the German Law on Employees’ inventions, or other law applicable, or contractual obligations, respectively) and EVOTEC herewith assigns to BOEHRINGER any such rights, title and interest. EVOTEC shall provide BOEHRINGER with any and all assistance reasonably requested by BOEHRINGER in connection with patent applications filed in accordance with Sections 11.02, 11.05 and 11.06 at BOEHRINGER’s expense, including but not limited to the making of assignments and the execution of documents for the prosecution of any of such patent applications.

11.08.	Infringement of Third Party Rights

In the event that BOEHRINGER and/or EVOTEC are sued or threatened with a suit by a Third Party which claims that work carried out under the Research Programme

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\is an infringement of a Patent Right owned by the Third Party, the Parties shall consult with each other as to the best manner to proceed. As a general rule, EVOTEC shall use Commercially Reasonable Efforts to ascertain freedom-to-operate with regard to EVOTEC Background Technology to the extent necessary to perform the Research Programme, and both Parties shall be equally responsible to ascertain freedom-to-operate with regard to the Targets. BOEHRINGER shall use Commercially Reasonable Efforts to ascertain freedom-to-operate with regard to BOEHRINGER Background Technology to the extent necessary to perform the Research Programme.

12.	CONFIDENTIALITY

12.01.	Nondisclosure of Confidential Information

The Parties agree that for a period of five (5) years after the end of the Research Term or five (5) years after receipt of such Confidential Information (whichever period is longer), the Receiving Party will (a) use Commercially Reasonable Efforts to maintain in confidence Confidential Information of the other Party in a manner similar to its own proprietary industrial information, however, not using less than a reasonable standard of care and not to disclose such Confidential Information to any Third Party without prior written consent of the Disclosing Party, except for disclosure made in confidence to any Third Party under terms consistent with this Agreement and made in furtherance of this Agreement or of rights granted to a Party hereunder, and (b) not use such Disclosing Party’s Confidential Information for any purpose except those permitted by this Agreement (it being understood that this subsection (b) shall not create or imply any rights or licenses not expressly granted under Sections 6, 7 and 11 hereof).

12.02.	Authorised Disclosure

A Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a)	filing or prosecuting Patent Rights;

(b)	regulatory filings;

(c)	prosecuting or defending litigation;

(d)	complying with applicable governmental regulations; and

(e)	disclosure, in connection with the performance of this Agreement, to such Party’s Affiliates, potential collaborators, partners, and licensees (including potential co-marketing and co-promotion contractors), research collaborators, employees, consultants, or agents, each of whom prior to disclosure must be bound by similar obligations of confidentiality and non-use at least equivalent in scope to those set forth in this Section 12.

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12.03.	Publicity

The Parties agree separately on the public announcement of the execution of this Agreement. Any other publication, news release or other public announcement relating to this Agreement or to the performance hereunder, shall first be reviewed and approved by both Parties; provided, however, that any disclosure which is required by law as advised by the Disclosing Party’s counsel may be made without the prior consent of the other Party, although the other Party shall be given prompt notice of any such legally required disclosure and to the extent practicable shall provide the other Party an opportunity to comment on the proposed disclosure.

12.04.	Publications

Neither Party shall publish or present the results of studies carried out under this Agreement during the Research Term and the periods of exclusivity referred to in Section 11.06(a) and 11.06(b) without the prior approval of the Research Steering Committee, or the respective other Party after the Research Term. Subject to Section 12.02, each Party agrees to provide the other Party the opportunity to review any proposed abstracts, manuscripts or presentations (including verbal presentations) which relate to any Target at least thirty (30) days prior to its intended submission for publication and agrees, upon request, not to submit any such abstract or manuscript for publication until the other Party is given a reasonable period (not to exceed sixty (60) days) of time to secure patent protection for any material in such publication which it believes to be patentable. Both Parties understand that a reasonable commercial strategy may require a further delay of publication of information or filing of patent applications. The Parties agree to review and consider delay of publication and filing of patents and to recommend subsequent action. Neither Party shall have the right to publish or present Confidential Information of the other Party which is subject to 12.01. Nothing contained in this Section 12.04 shall prohibit the inclusion of Confidential Information of the non-filing Party necessary for a patent application, provided the non-filing Party is given a reasonable opportunity to review the extent and necessity for its Confidential Information to be included prior to submission of such patent application.

13.	TERM AND TERMINATION

13.01.	Term of this Agreement

This Agreement shall enter into force on the Effective Date and notwithstanding the previous expiry of the Research Term, shall remain in force and effect, on a country-by-country basis, until expiry of BOEHRINGER’s obligation to pay royalties pursuant to Section 8.03. Thereafter, BOEHRINGER shall have the non-exclusive world-wide, fully paid-up rights on a perpetual basis to exploit all

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Intellectual Property Rights licensed to BOEHRINGER hereunder. Thereafter, EVOTEC shall have the non-exclusive world-wide, fully paid-up rights on a perpetual basis to exploit all Intellectual Property Rights licensed to EVOTEC hereunder. Notwithstanding the foregoing, with respect to EVOTEC this Agreement shall remain in force and effect regarding Pre-Development Compounds, other Compounds and products being exploited by EVOTEC as contemplated under Section 6.01 or Section 6.02 until expiry of the relevant Patent Rights.

13.02.	Termination

Notwithstanding the stipulation in Section 13.01 hereof, a Party shall be entitled to terminate this Agreement forthwith in the event that:

(a)	the other Party is in major defaults of its obligations hereunder or is otherwise in material breach of any provision of this Agreement, provided that the non- breaching Party notifies the other Party of the fact of such major default or material breach and the notified Party fails to take corrective measures to mitigate or cure such default or breach within ninety (90) days from the date of notification, and provided further that notice of termination is given within six (6) months of the default or breach and prior to correction of the default or breach; or

(b)	the other Party files in any court or agency pursuant to any statute or regulation pertaining to bankruptcy, solvency, or payment of debts, of any state or country, a petition in bankruptcy or insolvency or for reorganisation or for an arrangement or for the appointment of a receiver or trustee of such Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of creditors.

For the purposes of this Section 13.02, Evotec OAI AG and Evotec Neuroscience GmbH shall be deemed to be one (1) Party.

13.03.	Termination For Change of Control

In the event that ownership of or control over fifty per cent (50%) of the voting stock of EVOTEC is acquired directly or indirectly by any person, company corporation or other business entity which is a competitor of BOEHRINGER then BOEHRINGER shall be entitled to terminate this Agreement within a period of ninety (90) days after notification to BOEHRINGER by EVOTEC of such change control. For the purposes of this Section 13.03 competitor means any company which is actively researching and/or developing and/or commercialising products in at least one indication area in which BOEHRINGER is also active. For the purposes of this Section 13.03, Evotec OAI AG and Evotec Neuroscience GmbH shall be deemed to be one (1) Party.

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13.04.	Further Termination Right of BOEHRINGER

BOEHRMGER may, at its discretion, terminate this Agreement with respect to the implementation of the Research Programme at any time, upon ninety (90) days’ prior written notice to EVOTEC in the event that (i) BOEHRINGER makes a strategic decision as evidenced through company resolutions to direct its research and development efforts away from research and development undertake pursuant to the Research Programme, or (ii) in BOEHRINGER’s reasonable opinion after reasonable consultation with EVOTEC the aim of this Agreement is no longer capable of being realised as foreseen by this Agreement.

14.	CONSEQUENCES OF TERMINATION

14.01.	Accrued Obligations

Termination of this Agreement for any reason shall not release any Party hereto from any liability which, at the time of such termination, has already accrued to the other Party nor preclude either Party from pursuing all rights and remedies it may have.

14.02.	General Effects of Termination

In the event of any termination under Section 13.02 or 13.03 whatsoever:

(a)	any and all licenses granted under this Agreement shall cease and all rights shall revert to the licensor, subject to Section 14.03 and Section 14.05 below;

(b)	each Party shall return to the other Party all Confidential Information it has received, except for one (1) copy which it may keep for documentation purposes only;

(c)	such termination shall not affect BOEHRINGER’s rights to further develop and commercialise Compounds and Products including rights under Section 6.03 and Section 6.04 which shall remain in force and undiminished, except that if EVOTEC terminates on account of BOEHRINGER’s material breach then Section 6.03 and Section 6.04 shall not apply; and

(d)	such termination shall not affect EVOTEC’s rights to develop and commercialise Compounds and Products as specified in Section 6.01, Section 6.02 and Section 7.04 shall apply accordingly, except that if BOEHRINGER terminates on account of EVOTEC’s material breach, then Section 6.02 and Section 7.04 shall not apply.

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14.03.	Termination by BOEHRINGER of this Agreement

In the event that this Agreement is terminated by BOEHRINGER under Section 13.02 or Section 13.03, then,

(a)	such termination shall not relieve BOEHRINGER of its obligations to pay milestones and royalties on any Pre-Development Compounds identified prior to such termination and Products derived therefrom under Section 8 above;

(b)	further in the event of termination under Section 13.03:

(i)	with respect to Compounds which were Lead Compounds at the date of termination, BOEHRINGER shall remain liable for fifty percent (50%) of all milestones and royalties pursuant to Section 8 above; and

(ii)	with respect to all other Compounds in existence as of the date of termination, BOEHRINGER shall only be liable for payment of fifty per cent (50%) clinical development milestones and the performance milestone pursuant to Section 8.02 above;

(c)	EVOTEC shall promptly furnish BOEHRINGER with all results of the Research Programme; and

(d)	BOEHRINGER shall continue to benefit from the licenses set forth in Section 7.01 and Section 7.02 in the scope specified therein.

14.04.	Termination of BOEHRINGER of the Research Term

In the event that the Research Term is terminated by BOEHRINGER under Section 13.04,

(a)	BOEHRINGER shall reimburse to EVOTEC in accordance with Schedule 11.06, its costs of providing FTEs hereunder up to the date of termination which costs have not previously been reimbursed by BOEHRINGER, and shall further pay to EVOTEC in equal instalments in accordance with the provision of Section 8.01, fifty per cent (50%) of all outstanding payments due under Section 8.01. For the sake of clarity, payment obligations under Section 8.02 and Section 8.03 shall remain in force unaltered, except that BOEHRINGER shall not be obligated to pay pre-clinical development milestones under Section 8.02, and

(b)	EVOTEC shall be owner of all rights pertaining to EVOTEC Compounds, except with respect to EVOTEC Compounds which originated from Hits identified in a BOEHRINGER Library.

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14.05.	Termination by EVOTEC

In the event that this Agreement is terminated by EVOTEC, under Section 13.02(a) or Section 13.02(b), EVOTEC shall continue to benefit from the licenses set forth in Section 7.02 and Section 7.04 in the scope specified therein. Such termination shall not affect any milestone or royalty obligations of BOEHRINGER.

14.06.	Survival Clause

Upon the expiry or termination of this Agreement, the provisions of Sections 1, 4.04, 5.01, 5.02, 6, 7, 8, 9, 10, 11, 12, 14, 15 and 16 shall survive and any other Section or Schedule of this Agreement which is expressed or which by its meaning is implied to survive termination.

15.	NOTICES

15.01.	Addresses for Delivery

Any notice to be given pursuant to this Agreement shall be in writing and delivered:

(a)	if to BOEHRINGER, to:

Boehringer Ingelheim International GmbH,
Binger Strasse 173,
D-55216 Ingelheim am Rhein.

	Attention:	Head of CD Licensing
	Fax:	0 61 32 / 77 99 200

	with a copy to:	Head of CDept Law
	Fax:	0 61 32 / 77 40 80

(b)	If to EVOTEC to:

Evotec OAI AG
Schnackenburgallee 114
22525 Hamburg

	Attention:	Chief Executive Officer
	Fax:	040 560 81 333

and to:

Evotec Neurosciences GmbH
Schnackenburgallee 114
22525 Hamburg

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Attention:	Managing Director
Fax:	040 560 81 222

15.02.	Formalities

All notices or other communication permitted or required hereunder shall be sufficiently given if sent by registered mail, postage prepaid, or by telefax, addresses to BOEHRINGER or EVOTEC at the addresses set forth in Section 15.01 or at such other address or as shall be furnished in writing by BOEHRINGER or EVOTEC to the other. Any such notice or communication required or permitted hereunder shall be deemed to have been given as of the date mailed, telexed or telefaxed as evidenced by the postmark on the envelope or the official notice of time and date on a telex or telefax.

16.	MISCELLANEOUS

16.01.	Non-Assignment

EVOTEC shall not be entitled to assign or otherwise transfer its rights and obligations under this Agreement in whole or in part to any Third Party without the prior written consent of BOEHRINGER.

16.02.	Entire Agreement

This Agreement sets forth the entire agreement between the Parties and supersedes all previous agreements, written or oral regarding the subject matter hereof. This Agreement may be amended only by an instrument in writing duly executed on behalf of the Parties. In case of inconsistencies between this Agreement and any Schedule hereof, the terms of this Agreement shall prevail unless agreed to explicitly that the Schedule should prevail.

16.03.	Force Majeure

Neither Party shall be liable for delay or failure to perform hereunder due to any contingency beyond its control, including, but not limited to acts of God, fires, floods, wars, civil wars, sabotage, strikes, governmental laws, ordinances, rules or regulations or failure of Third Party delivery, provided, such Party promptly gives to the other Party hereto written notice claiming force majeure and uses its best

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efforts to eliminate the effect of such force majeure, insofar as is possible and with all reasonable dispatch. If the period of delay or failure should extend for more than three (3) months then either Party shall have the right to terminate this Agreement forthwith upon written notice at any time after expiration of said three (3) months period.

16.04.	Waiver

Any waiver shall be made in writing for it to be effective and unless expressly stated shall not be a continuing waiver nor shall it prevent the waiving Party from acting upon that or any subsequent breach or from enforcing any term or condition of this Agreement.

16.05.	Severability

The invalidity of any provision of this Agreement or any loophole in this Agreement shall not affect the validity of any other provision hereof. The Parties undertake to replace the invalid provision or close the loophole in the Agreement with another provision which reflects legally the originally intended commercial objectives of the Parties as closely as possible.

16.06.	Governing Law

This Agreement shall be governed exclusively by German law. In the event of any controversy or claim arising out of or relating to any provision of this Agreement, the Parties shall first try to settle those conflicts amicably between themselves. All disputes arising out of or in connection with this Agreement, which cannot be settled amicably, shall be finally settled under the Rules or Arbitration of the International Chamber of Commerce (ICC) by one or more arbitrators appointed in accordance with the said Rules. Place of arbitration shall be Frankfurt.

16.07.	Independent Contractor

In the performance of this Agreement each Party shall be an independent contractor, and therefore, no Party shall be entitled to any benefits applicable to any employee of the other Party. No Party is authorised to act as an agent for the other Party for any purpose, and no Party shall enter into any contract, warranty or representation as to any matter on behalf of the other Party.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in triplicate by their duly authorised officers.

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Contract No.: 43001829

Amendment 1 to the Collaboration Agreement

dated August 23, 2004

between

Boehringer Ingelheim International (VAT-ID No.: DE 811 138 149) Binger Strasse 173, D-55216 Ingelheim am Rhein, Germany, (hereinafter referred to as “BOEHRINGER”)

and

Evotec AG (VAT-ID No.: DE 162 401 472, formerly Evotec OAI AC) and EVOTEC NeuroSciences GmbH (VAT-lD-No. DE 812 839 610), Schnackenburgallee 114, 22525 Hamburg, Germany (hereinafter referred to together as “EVOTEC”)

WHEREAS, the Parties are collaborating under the terms and conditions of a collaboration agreement dated August 23, 2004 (the “Agreement”) in the Field (as defined in the Agreement) for the screening and discovery of Compounds (as defined in the Agreement) with the purpose of identifying Pre-Development-Compounds (as defined in the Agreement), and have each dedicated a certain number of FTEs to perform such activities;

WHEREAS, EVOTEC has acquired all shares in the third party to the Agreement, EVOTEC NeuroSciences GmbH;

WHEREAS, the Parties are now willing to extend the collaboration and to have an additional number of FTEs working for the collaboration purposes for an additional time period and to optionally include further Targets (as defined in the Agreement);

WHEREAS, the Parties wish to extend the scope of the collaboration beyond the primary defined Research Programme;

NOW, THEREFORE, the Parties agree as follows:

Article 1 – Definitions

All capitalized terms in this Amendment shall have the same meaning as defined in the Agreement.

Article 2 – Extended Research Term and FTE Support

In addition to the FTEs currently performing the research activities during the Research Term, according to Article 4.03 of the Agreement, each Party shall, for a period of three (3) years, starting with January 1, 2006 (the “Extended Research Term”), dedicate (on the basis of an annual average) an additional number of FTEs to the Research Programme for the Extended Research Term.

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BOEHRINGER shall allocate **** additional FTEs, EVOTEC shall allocate **** additional FTEs (the “Additional FTEs”) for the term of the Extended Research Term.

Article 3 – Consideration

BOEHRINGER agrees to increase the FTE costs according to Article 8.01 of the Agreement from 2006 onwards by **** and accordingly shall pay to EVOTEC for each FTE currently allocated to researched activities a yearly amount of Euro ****.

Furthermore, BOEHRINGER shall pay to EVOTEC in consideration of EVOTEC allocating its **** Additional FTEs to the Research Programme an amount of Euro **** for each year of the Extended Research Term. The payment terms shall be as agreed to in the Agreement.

Article 4 – Additional Research Activities

For the avoidance of doubt, the main focus of the collaboration shall be the activities defined in the initial Research Programme, however, during the Extended Research Term the Research Programme may be amended upon BOEHRINGER’s request, for certain Targets to be mutually agreed between the Parties in accordance with Section 3 of the Agreement, e.g., but not limited to, regarding research activities with regard to additional non-GPCR targets of enzymes or ion channels.

Article 5 – Surviving Provisions

Upon expiration of the initial Research Term according to the Agreement on August 22, 2007, any Articles referring to the performance of the research activities during the Research Term shall remain valid for the period of the Extended Research Term. For the sake of clarity, the term “Research Term” shall then read as “Extended Research Term” in Articles 1, 2, 3, 4, 6, 8, 11,12, 13, and 14.

Article 6 – Other Provisions

All other provisions of the Agreement shall remain valid and unchanged until expiration of the Agreement.

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